Exhibit 99.1
For Immediate Release
December 16, 2010
Portec Rail Products, Inc. Announces Postponement of 2010 Annual Meeting of Shareholders
PITTSBURGH, PA — December 16, 2010 — Portec Rail Products, Inc. (NASDAQ Global Market “PRPX”) today announced a postponement of its 2010 Annual Meeting of Shareholders (the “Annual Meeting”) due to inclement weather in the mid-Atlantic region of the United States. The Annual Meeting was originally scheduled for 10:00 A.M. on Friday, December 17, 2010 in Huntington, West Virginia, and has been rescheduled for Thursday, December 23, 2010. Further details pertaining to the time and place of the rescheduled Annual Meeting will be provided as soon as they become available.
About Portec Rail Products, Inc.
Established in 1906, Portec serves both domestic and international rail markets by manufacturing, supplying and distributing a broad range of rail products, rail anchors, rail spikes, railway friction management products and systems, rail joints, railway wayside data collection and data management systems and freight car securement systems. Portec also manufactures material handling equipment for industries outside the rail transportation sector through its United Kingdom operation. Portec operates through its four global business segments: Railway Maintenance Products (Salient Systems), Shipping Systems, Portec Rail Nova Scotia Company in Canada (Kelsan friction management, rail anchor and spike products), and Portec Rail Products, Ltd. in the UK (material handling and Coronet Rail products). Portec Rail Products is headquartered in Pittsburgh, PA.
Important Additional Information
Portec shareholders can obtain copies of the proxy statement relating to the Annual Meeting of Shareholders (and all other related documents filed with the SEC), when available, at no charge on the SEC’s website at www.sec.gov. In addition, shareholders may obtain free copies of such materials by mailing a request to: John N. Pesarsick, Chief Financial Officer, Portec Rail Products, Inc., 900 Old Freeport Road, Pittsburgh, PA 15238, or by email to: jpesarsick@portecrail.com. Portec shareholders may also read and copy any reports, statements and other information filed by Portec with the SEC, at the SEC public reference room at 100 F Street, N.E., Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 or visit the SEC’s website for further information on its public reference room.

Contact information:	John Pesarsick (412) 782-6000 jpesarsick@portecrail.com